Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Hatteras Alternative Mutual Funds Trust:

We consent to the use of our report dated February 28, 2013, incorporated by reference herein, for Hatteras Long/Short Debt Fund,  a series of the Hatteras Alternative Mutual Funds Trust, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, WI
July 19, 2013